Exhibit 10.1

TRANSITION AGREEMENT

                THIS TRANSITION AGREEMENT (“Agreement”), effective as of April 25, 2018 (“Effective Date”), is entered into by and between Deluxe Corporation, a Minnesota corporation, whose address is 3680 Victoria Street North, Shoreview, MN 55126 (the “Company”) and LEE J. SCHRAM, an individual (“Executive”).

                WHEREAS, Executive is currently employed as the Chief Executive Officer of the Company, pursuant to an Employment Agreement dated as of April 10, 2006 (the “Employment Agreement”) and an Executive Retention Agreement dated as of August 8, 2007 (which includes protections in the event of a change in control) (the “Retention Agreement”);

                WHEREAS, Executive has announced his intent to retire, and the Company and Executive have agreed upon a smooth transition of Executive’s employment with the Company, according to the terms and conditions of this Agreement;

                WHEREAS, the Company and Executive have agreed to a transition period through March 1, 2019, to provide for a smooth and orderly succession process;

               NOW THEREFORE, in consideration of the mutual promises and provisions contained in this Agreement referred to below, the parties, intending to be legally bound, agree as follows:

1.            Transition and Succession Process.

(a)          Employment.  Subject to the terms and conditions of this Agreement, Executive agrees to remain employed, and the Company agrees to continue Executive’s employment, for the period (the “Transition Period”) commencing on the Effective Date and continuing until the earlier of (i) March 1, 2019 (the “Anticipated Retirement Date”), or (ii) the date on which Executive’s employment is earlier terminated under Section 6 of this Agreement.  The effective date of the termination of Executive’s employment with the Company for any reason is referred to herein as the “Termination Date”.  For purposes of this Agreement and any other agreements between Executive and the Company or the Company’s Affiliates (defined below), Executive confirms that his resignation on the Anticipated Retirement Date is voluntary.  As used in this Agreement, the term “Affiliate” means a company which is directly, or indirectly through one or more intermediaries, controlled by or under common control with another company, where control shall mean the right, either directly or indirectly, to elect the majority of the directors thereof without the consent or acquiescence of any third party.

(b)          Officer and Director Roles; Board Service.  During his employment hereunder until such date as the Company’s Board of Directors (“Board”) appoints a successor Chief Executive Officer of the Company, Executive will continue to serve in the director and officer positions he currently holds, including without limitation as a member of the Company’s Board and as Chief Executive Officer of the Company, and in such other officer or director positions of any subsidiary of the Company.  Executive agrees to resign from any officer or director positions at the request of the Board to facilitate a smooth succession process, and specifically agrees to resign as a member of the Board upon the Board’s appointment of a successor Chief Executive Officer.  Notwithstanding any request by the Board for Executive’s resignation from officer and director roles and/or the Board’s appointment of a successor Chief Executive Officer prior to the end of the Transition Period, Executive will continue to be an employee of the Company through the Transition Period on the terms set forth in this Agreement.

2.            Duties.

(a)          General Transition Period Duties.  While employed by the Company during the Transition Period, Executive will serve the Company faithfully and to the best of his ability and devote sufficient time, attention and efforts to the business and affairs of the Company (exclusive of any period of vacation, sick, disability, or other leave to which Executive is entitled), and will not engage in any activity during the Transition Period that is detrimental, or is reasonably likely to be detrimental, to the Company’s best interests.  Executive will perform all of his responsibilities in compliance with all applicable laws and with all the applicable policies generally in effect for employees of the Company or any applicable policies of the Company’s Affiliates, including without limitation, the Company’s Code of Ethics and Business Conduct and related policies, as the same may be amended from time to time.

(b)          Prior to Successor Appointment.  During his employment hereunder prior to appointment of a successor Chief Executive Officer, Executive will continue to devote his full time, attention and energy to performing the responsibilities of Chief Executive Officer of the Company and to work closely with the Board to facilitate its oversight and monitoring of overall strategy, implementation, and leadership of the Company.  Executive will materially participate in, in close cooperation with the Board (or a Board committee), the search process for a successor Chief Executive Officer, including the vetting of internal and external candidates and providing initial orientation of a successor Chief Executive Officer.  In addition to the succession process, Executive will perform his responsibilities in full compliance and furtherance of the key 2018 priorities and deliverables agreed between Executive and the Company (“2018 Priorities”).  The Company will indemnify Executive to the fullest extent consistent with its By-laws and applicable law and will provide coverage for Executive under the Company’s Directors and Officers Liability Insurance to the same extent and under the same terms as apply to all other directors and officers of the Company both during and after the Transition Period (in accordance with any applicable tail coverage).

(c)          Following Successor Appointment.  Upon appointment by the Board of a successor Chief Executive Officer of the Company prior to the end of the Transition Period, Executive’s responsibilities and duties will be limited to such duties as requested by the Board, or by the successor Chief Executive Officer, including without limitation (i) assisting with ongoing matters on which Executive worked during his tenure as Chief Executive Officer, (ii) playing a primary role in the successor Chief Executive Officer’s orientation, and (iii) effective implementation of the transition to the successor Chief Executive Officer of Executive’s prior responsibilities and of key Company information and relationships.

3.            Compensation and Benefits. While Executive is employed by the Company during the Transition Period, Executive will continue to receive his base salary as of the Effective Date, will continue to be eligible for incentive compensation in accordance with any annual cash incentive plan in effect in respect of 2018 in accordance with past practice, and will remain eligible to participate in all employee benefit plans and programs generally available to employees of the Company, to the extent that Executive meets the eligibility requirements for each individual plan or program (including, for the avoidance of doubt and without limitation, continued vesting of Executive’s equity grants under the Company’s equity incentive programs during the Transition Period).  Notwithstanding the foregoing, as of the Effective Date, the Compensation Committee of the Board will not grant Executive further cash incentive awards (meaning cash incentive awards in respect of 2019 or thereafter), stock options, restricted stock, performance share awards, or other equity or incentive awards.

4.            First Executive Release.  At the same time Executive signs this Agreement, Executive also will sign a release in the form attached to this Agreement as Exhibit A (the “First Release”).

5.            Post-Employment Commitments.

(a)          Continued Effect of Certain Provisions of the Employment Agreement.  Executive acknowledges entering into the Employment Agreement and hereby reaffirms his commitments and obligations under Articles IV (Confidential Information), V (Non-Competition, Non-Solicitation, Non-Hire and Non-Disparagement), and VI (Dispute Resolution Process) of the Employment Agreement (and the related provisions of Articles VII (Assignment; Successors) and VIII (Miscellaneous Provisions) of the Employment Agreement) (“Continuing Obligations”).  Executive further acknowledges that he has a copy of the Employment Agreement, that he has reviewed the Employment Agreement again before signing this Agreement and that he understands all of the Continuing Obligations.  Notwithstanding any other language in this Agreement or the Employment Agreement to the contrary, Executive understands that Executive may not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney if such disclosure is made solely for the purpose of reporting or investigating a suspected violation of law or for pursuing an anti-retaliation lawsuit; or (b) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and Executive does not disclose the trade secret except pursuant to a court order.

(b)          Cooperation.  At any time after the Termination Date, upon reasonable request and notice from the Company, Executive will, without further consideration but at no expense to Executive (for purposes of clarity, meaning that Executive will be reimbursed for his reasonable out-of-pocket expenses approved in good faith by the Company in connection with his cooperation in the foregoing matters) (i) timely execute and deliver such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Executive in his capacity for the Company or any of its Affiliates) as may be necessary or appropriate to formalize and complete the Company’s or any Affiliate’s corporate records; provided, however, that nothing in this Section 5(b) will require Executive to take any action that he reasonably believes to be unlawful or unethical or to make any inaccurate statement of actual facts, and (ii) provide complete and truthful information to, and otherwise cooperate fully with, the Company and any of its legal counsel, agents, insurers and representatives in connection with any investigations, arbitrations, litigation, or other matters relating to the Company in which the Company determines that Executive may have relevant information.  In addition, after the Termination Date and at the Company’s reasonable request and upon reasonable notice, Executive will, from time to time, discuss and consult with the Company regarding business matters that he was directly and substantially involved with while employed by or otherwise providing services to the Company.

6.          Early Termination.

(a)          Executive’s employment may be terminated prior to the Anticipated Retirement Date: (i) if Executive does not sign the First Release or if Executive rescinds the First Release as provided therein, which termination will be a voluntary termination without Good Reason (as defined in the Equity Awards or Employment Agreement, as applicable); or (ii) by the Company for Cause (as defined below) but not without Cause. If Executive’s employment terminates prior to the Anticipated Retirement Date, upon such termination the Company will pay to Executive only any annual base salary earned but not paid through the date of Executive’s termination and any other benefits to which Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which Executive is participating as of such date.

(b)          The Company may terminate Executive’s employment for Cause at any time by providing written notice to Executive.  For purposes of this Agreement, “Cause” means:

                              (i)          Executive’s breach of his obligations of confidentiality to the Company or any of its Affiliates;

      (ii)         Executive’s failure to materially perform his employment duties (unrelated to illness or vacation), which failure is not cured within thirty (30) days after receipt of written notice thereof specifying the particulars of such material failure;

      (iii)        Executive’s commission of an act, or failure to take action, in bad faith which results in material detriment to the Company or any of its Affiliates;

                              (iv)        Executive’s excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs);

      (v)         Executive’s commission of an act of fraud, misappropriation, embezzlement or any other act of dishonesty in connection with the Company or any of its Affiliates or its or their businesses;

      (vi)        Executive’s conviction of or plea of guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of the Company or its Affiliates;

      (vii)       Executive’s use of narcotics, liquor or illicit drugs that has had a detrimental effect on Executive’s performance of his employment responsibilities; or

      (viii)      Executive’s material default under any agreement between Executive and the Company or any of its Affiliates, including without limitation a material breach of Executive’s obligations under Section 2 of this Agreement (which includes Executive’s material failure to perform in accordance with or deliver the 2018 Priorities) or material breach of the Continuing Obligations.

7.             Retirement Benefits.

(a)          Retirement Benefits.  If the Termination Date is the Anticipated Retirement Date, then the Company shall pay Executive such compensation that has been earned but not paid to Executive as of the Termination Date, including any annual base salary earned but not paid through the date of Executive’s termination, any annual bonus earned by Executive for the fiscal year ending December 31, 2018, if not yet paid, and any other benefits (including without limitation equity vesting in accordance with the terms of the applicable plan and awards) to which Executive is legally entitled as of such date under the terms and conditions of any benefit plans of the Company in which Executive is participating as of such date.  In addition, if the Termination Date is the Anticipated Retirement Date, subject to Executive’s satisfaction of the conditions set forth below in Section 7(b), the Company shall provide to Executive the following benefits in recognition of Executive’s contributions to a successful transition process (hereinafter the “Retirement Benefits”):

      (i)          The Company will pay Executive a transition bonus in the amount of $2,000,000 in cash, less withholdings, within 10 business days following the expiration of the rescission period for the Second Release.

      (ii)         If Executive elects to continue his group medical and dental insurance pursuant to the terms of the applicable plans and laws (“COBRA health coverage”), the Company will pay Executive’s group medical and dental health premiums at the same level of coverage as in effect as of the Termination Date, through the earliest of (A) eighteen (18) months following the Termination Date, (B) the date on which Executive becomes eligible for comparable group medical or dental coverage from any other employer, or (C) the date that COBRA health coverage ends under the applicable plan or laws.

                              (iii)        The Company will provide for vesting of the following equity awards to the extent and on the terms provided below:

                          (1)           With respect to the 11,406 shares of the Company’s common stock (“Shares”) subject to that certain restricted stock unit award dated January 19, 2018 granted to Executive (the “Deferred Cash Bonus RSU Award”), the units subject to the Deferred Cash Bonus RSU Award will vest and the restrictions on the units will lapse on the expiration of the rescission period for the Second Release.

                          (2)           Executive shall remain entitled to vest in and receive a distribution of two-thirds of (A) that certain Performance Share Award (Marketing Solutions and Other Services-Revenue) granted February 23, 2017 with a target number of Shares equal to 11,903 Shares and (B) that certain Performance Share Award (Total Shareholder Return) granted February 23, 2017 with a target number of Shares equal to 11,903 Shares, to the extent such awards are earned based on the Company’s attainment of the respective performance goals following the applicable performance period, as determined by the Compensation Committee in accordance with the terms thereof at such time and in the same manner as the Compensation Committee determines the level of payout for other employees with similar awards.  Any fraction of an award earned shall be rounded to the nearest whole Share.

                          (3)           Executive shall remain entitled to vest in and receive a distribution of one-third of: (A) that certain Performance Share Award (Marketing Solutions and Other Services-Organic Growth) granted February 21, 2018 with a target number of Shares equal to 13,062 Shares, and (B) that certain Performance Share Award (Total Shareholder Return) granted February 21, 2018 with a target number of Shares equal to 13,061 Shares, to the extent such awards are earned based on the Company’s attainment of the respective performance goals following the applicable performance period, as determined by the Compensation Committee in accordance with the terms thereof at such time and in the same manner as the Compensation Committee determines the level of payout for other employees with similar awards.  Any fraction of an award earned shall be rounded to the nearest whole Share.

(b)          Conditions.  Executive’s receipt of the Retirement Benefits is subject to the following conditions: (i) on or within twenty-one (21) days after the Anticipated Retirement Date, Executive has signed a second release in the form attached to this Agreement as Exhibit B (the “Second Release”), (ii) Executive has not rescinded the Second Release within the rescission period set forth in the Second Release, and (iii) Executive has not breached Executive’s obligations under this Agreement or the Continuing Obligations.

8.          Equity Awards.  Executive and the Company agree and acknowledge that the equity awards listed in Exhibit C to this Agreement (“Equity Awards”) are all of the outstanding equity awards held by Executive and outstanding as of the Effective Date.  Except as expressly provided in Section 7(a)(iii) of this Agreement, the Equity Awards are not modified by this Agreement and continue to be governed by their applicable award agreements and plans.  Executive and the Company agree that nothing in this Agreement or the performance of this Agreement, including Executive’s notice of resignation effective as of the Anticipated Retirement Date and his resignation effective as of the Anticipated Retirement Date, constitutes an involuntary termination or resignation for Good Reason (as such term is defined in the respective Equity Awards), or otherwise triggers any payments or benefits, under the Equity Awards.

9.          No Other Benefits.  This Agreement is not intended to provide Executive with payments or benefits that are duplicative of or overlap with payments or benefits that will be paid or provided to Executive under other agreements between Executive and the Company or its Affiliates.  Except as provided (a) in Sections 6 and 7 of this Agreement, (b) in the Equity Awards as incorporated by Section 8 herein, and (c) as provided in the Retention Agreement to the extent incorporated by Section 13 herein, Executive acknowledges that this Agreement supersedes and replaces in their entirety any and all other policies and/or agreements to which Executive and the Company or any of its Affiliates are a party that provide severance or continuation of income payments to Executive or Executive’s family following the termination of Executive’s employment.

10.          Records, Documents, and Property.  Executive acknowledges and represents that he will deliver to the Company on or before the Termination Date any and all Company records and any and all Company property in his possession or under his control, including without limitation, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, printouts, computer disks, computer tapes, data, tables, calculations, digital media or files, and all copies thereof, documents that in whole or in part contain any trade secrets or confidential, proprietary, or other secret information of the Company and all copies thereof, and keys, access cards, access codes, source codes, passwords, credit cards, personal computers, telephones, and other electronic equipment belonging to the Company.  Executive acknowledges that this obligation to return Company property is a continuing obligation such that if he later discovers Company property in his possession or control he will promptly notify the Company and return such property, including deleting any copies from personal devices and accounts. Nothing in this Section 10 is intended to preclude Executive from keeping his personal possessions located on the Company’s premises or documents that are related solely to his compensation, benefits, rights, and other perquisites of being an officer and/or employee of the Company and/or its subsidiaries.

11.          Non-Disparagement.  Executive reaffirms his non-disparagement obligations as set forth in Section 5.5 of the Employment Agreement.  The Company will instruct current members of the Company’s Board and the current executive officers of the Company that they shall not at any time disparage, defame or besmirch the reputation, character or image of Executive.  It shall not be considered disparagement and nothing in this Agreement is intended to prevent or interfere with any party making any required or reasonable communications with, or providing information to, any governmental, law enforcement, or stock exchange agency or representative, or in connection with any governmental investigation, court, administrative or arbitration proceeding, or as otherwise required by law.

12.          Coordination with Employment Agreement.  Effective upon expiration of the rescission period applicable to the First Release without rescission by Executive, the Employment Agreement is hereby terminated and cancelled and will have no further force or effect, except with respect to the Continuing Obligations as provided herein, which are incorporated into and become part of this Agreement.

13.          Coordination with Retention Agreement.  The Retention Agreement shall remain in effect until the earlier of: (a) the date during the Transition Period that the Board appoints a successor Chief Executive Officer, or (b) the Anticipated Retirement Date; at such time the Retention Agreement is terminated and cancelled and will have no further force or effect.

14.          Interpretation of Releases.  This Agreement will not be interpreted or construed to limit the First Release or the Second Release in any manner.  The existence of any dispute respecting the interpretation of this Agreement or the alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of the First Release or the Second Release.

15.          Non-Admission.  Nothing in this Agreement, the First Release or the Second Release is intended to be, nor will be deemed to be, an admission by the Company or Executive that either has violated any law or engaged in any wrongdoing.  Neither Executive nor the Company will characterize this Agreement, the First Release, the Second Release or any consideration provided by the parties to constitute an admission of wrongdoing.

16.          Advice of Counsel.  Executive has been advised, and by this Agreement is again advised, to consider this Agreement carefully and to review it with legal counsel of Executive’s choice.  Executive understands the provisions of this Agreement and has been given the opportunity to seek independent legal advice before signing this Agreement, and he has done so.

17.          Governing Law; Jurisdiction and Venue.  All matters related to the interpretation, construction, application, validity and enforcement of this Agreement, the First Release or the Second Release will be governed by the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule, whether of the state of Minnesota or any other jurisdiction, that would otherwise cause the application of the laws of any jurisdiction other than the State of Minnesota.  Executive and the Company consent to jurisdiction of the courts of the State of Minnesota and/or the federal district courts in Minnesota, for the purpose of resolving all issues of law, equity, or fact, arising out of or in connection with this Agreement, the First Release or the Second Release.  Any action involving claims of a breach of this Agreement, the First Release or the Second Release will be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or inconvenient forum.  Venue, for the purpose of all such suits commenced in state court, will be in Hennepin County, State of Minnesota.

18.          Miscellaneous.

(a)         Withholding and Tax Matters. Executive understands and agrees that the Company will deduct from any payments made to Executive under this Agreement any withholding or other taxes that the Company is required or authorized to deduct under applicable law.  Executive further understands and agrees that he is responsible for paying all taxes owed in connection with any payments made to Executive under this Agreement.

(b)          Section 409A. This Agreement is intended to satisfy, or be exempt from, the requirements of Code Sections 409A(a)(2), (3) and (4), including current and future guidance and regulations interpreting such provisions, and it should be interpreted accordingly.

(c)          Entire Agreement.  This Agreement (including its Exhibits), the 2018 Priorities, the Continuing Obligations, the Retention Agreement, the Equity Awards, and any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended to define the full extent of the legally enforceable undertakings of the parties, and no promises or representations, written or oral, that are not set forth explicitly in this Agreement (including its Exhibits), the 2018 Priorities, the Employment Agreement (as incorporated herein), the Retention Agreement, the Equity Awards, or any qualified employee benefit plans sponsored by the Company in which Executive is a participant are intended by either party to be legally binding.  All other agreements and understandings between Executive and the Company are hereby cancelled, terminated, and superseded.

(d)          Amendment.  This Agreement, the First Release or the Second Release may be amended only by a writing that is signed by Executive and an authorized representative of the Company.

(e)          Binding Effect; Assignment.  This Agreement will inure to the benefit and be binding upon the Company, its successors and assigns, and will inure to the benefit and be binding upon Executive and Executive’s heirs, distributes and personal representatives.  The rights and obligations of the Company under this Agreement may be assigned to a successor without any further consent from Executive.  Executive’s rights and obligations under this Agreement may not be assigned to any other person or entity.

(f)           Knowing and Voluntary Signature.  Executive acknowledges that he has carefully read this Agreement (including its Exhibits) and that he is voluntarily agreeing to the terms of this Agreement.

(g)          Captions and Headings.  The captions and section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(h)          Multiple Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original and all of which will constitute one instrument.

***Signature Page Follows***

Dated: April 25, 2018	/s/ Lee J. Schram
Lee J. Schram

Dated: April 25, 2018	DELUXE CORPORATION

/s/ Martyn R. Redgrave
Martyn R. Redgrave Chairman of the Board of Directors

EXHIBIT A

FIRST RELEASE BY LEE J. SCHRAM

Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.	I, me, my and myself include both me and anyone who has or obtains any legal rights or claims through me.

B.
Deluxe means Deluxe Corporation, any entity related to Deluxe Corporation in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Deluxe Corporation.

C.
Company means Deluxe; the present and past officers, directors, committees, shareholders and employees of Deluxe; any company providing insurance to Deluxe in the present or past; the present and past employee benefit plans sponsored or maintained by Deluxe (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Deluxe; and anyone who acted on behalf of Deluxe or on instructions from Deluxe.

D.	Release means this First Release by Lee J. Schram.

E.	Agreement means the Transition Agreement entered into between me and Deluxe on the same date that I am signing this Release.

G.	My Claims means all of my rights that I now have to any relief of any kind from the Company, whether or not I know about such rights, including without limitation:

1.	all claims arising out of or relating to my employment with Deluxe or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Genetic Information Nondiscrimination Act,  the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Minnesota Human Rights Act, Minnesota Statutes Chapter 181, and workers’ compensation non‑interference or non-retaliation statutes;

4.
all claims for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, my activities, if any, as a “whistleblower”, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law;

5.
all claims for compensation of any kind, including without limitation, bonuses, commissions, deferred compensation, stock-based compensation, vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any indemnification for which I may be entitled, any vested employee benefits or earned incentive compensation, or any claims for breach of the Agreement.

Agreement to Release My Claims.  I will receive consideration from Deluxe as set forth in the Agreement, subject to the terms and conditions of the Agreement, if I sign and do not rescind this Release as provided below.  I understand and acknowledge that such consideration includes valuable consideration in addition to anything of value that I would be entitled to receive from Deluxe if I did not sign this Release or if I rescinded this Release.  In exchange for that consideration I give up and release all of My Claims.  I will not make any demands or claims against Deluxe for compensation or damages relating to My Claims.  The consideration that I am receiving is a fair compromise for the release of My Claims.  I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings.  Even though Deluxe will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Permitted Communications.  I understand that nothing in this Release or the Agreement is intended to prevent me from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, providing information to a governmental agency, participating in an investigation conducted by a governmental agency, or responding to a subpoena or other court order.

Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by Deluxe to consult with an attorney prior to signing this Release, and I have done so.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that Deluxe has advised me to consult with an attorney.

Period to Consider the Release.  I understand that I have 21 days from the day that I receive this Release, not counting the day upon which I receive it, to consider whether I wish to sign this Release.  If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.  I also agree that any changes made to this Release or to the Agreement before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Release.  I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.  I understand that if I rescind this Release, Deluxe will have no obligation to continue my employment, pay me the retirement benefits or provide the other consideration described in the Agreement.

Procedure for Accepting or Rescinding the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Deluxe by hand or by mail within the 21-day period that I have to consider this Release.  To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Deluxe by hand or by mail within the 15-day rescission period.  All deliveries must be made to Deluxe at the following address:

Chair, Board of Directors
Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Deluxe at the address stated above.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations.  I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Deluxe.  No child support orders, garnishment orders, or other orders requiring that money owed to me by Deluxe be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I earned during my employment with the Company or that were due to me through the date of this Release.

I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by Deluxe except as specifically set forth in the Agreement.  I am voluntarily releasing My Claims against the Company.  I intend this Release and the Agreement to be legally binding.

Dated:  April 25, 2018

Lee J. Schram

EXHIBIT B

SECOND RELEASE BY LEE J. SCHRAM

Definitions.  I intend all words used in this Release to have their plain meanings in ordinary English.  Specific terms that I use in this Release have the following meanings:

A.	I, me, my and myself include both me and anyone who has or obtains any legal rights or claims through me.

B.
Deluxe means Deluxe Company, any company or entity related to Deluxe Company in the present or past (including without limitation, its predecessors, parents, subsidiaries, affiliates, joint venture partners, and divisions), and any successors of Deluxe Company.

C.
Company means Deluxe; the present and past trustees, officers, directors, committees, and employees of Deluxe; any company providing insurance to Deluxe in the present or past; the present and past employee benefit plans sponsored or maintained by Deluxe (other than multiemployer plans) and the present and past fiduciaries of such plans; the attorneys for Deluxe; and anyone who acted on behalf of Deluxe or on instructions from Deluxe.

D.	Release means this Second Release by Lee J. Schram.

E.	Agreement means the Transition Agreement entered into between me and Deluxe dated April 25, 2018.

G.	My Claims means all of my rights that I now have to any relief of any kind from the Company, whether or not I know about such rights, including without limitation:

1.	all claims arising out of or relating to my employment with Deluxe or the termination of that employment;

2.	all claims arising out of or relating to the statements, actions, or omissions of the Company;

3.
all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, failure to accommodate, or other alleged unlawful practices arising under the laws of the United States or any other country or of any state, province, municipality, or other unit of government, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, 42 U.S.C. §1981, the Genetic Information Nondiscrimination Act,  the Employee Retirement Income Security Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Minnesota Human Rights Act, Minnesota Statutes Chapter 181, and workers’ compensation non‑interference or non-retaliation statutes;

4.
all claims for alleged wrongful discharge, breach of contract, breach of implied contract, failure to keep any promise, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, estoppel, my activities, if any, as a “whistleblower”, defamation, infliction of emotional distress, fraud, misrepresentation, negligence, harassment, retaliation or reprisal, constructive discharge, assault, battery, false imprisonment, invasion of privacy, interference with contractual or business relationships, any other wrongful employment practices, and violation of any other principle of common law;

5.
all claims for compensation of any kind, including without limitation, bonuses, commissions, deferred compensation, stock-based compensation, vacation pay, perquisites, relocation expenses, and expense reimbursements;

6.	all claims for back pay, front pay, reinstatement, other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims that a past unlawful decision has or has had a continuing effect on my compensation; and

8.	all claims for attorneys’ fees, costs, and interest.

However, My Claims do not include any claims that the law does not allow to be waived, any claims that may arise after the date on which I sign this Release, any indemnification for which I may be entitled, any vested employee benefits or earned incentive compensation, or any claims for breach of the Agreement.

Agreement to Release My Claims.  I will receive consideration from Deluxe as set forth in the Agreement, subject to the terms and conditions of the Agreement, if I sign and do not rescind this Release as provided below.  I understand and acknowledge that such consideration includes valuable consideration in addition to anything of value that I would be entitled to receive from Deluxe if I did not sign this Release or if I rescinded this Release.  In exchange for that consideration I give up and release all of My Claims.  I will not make any demands or claims against Deluxe for compensation or damages relating to My Claims.  The consideration that I am receiving is a fair compromise for the release of My Claims. I understand and agree that, with the exception of money provided to me by a governmental agency as an award for providing information, I am not entitled to receive any money or other relief in connection with My Claims, regardless of who initiated or filed the charge or other proceeding.

Additional Agreements and Understandings.  Even though Deluxe will provide consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me.  In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.

Permitted Communications.  I understand that nothing in this Release or the Agreement is intended to prevent me from filing a charge with the United States Equal Employment Opportunity Commission or any other governmental agency, providing information to a governmental agency, participating in an investigation conducted by a governmental agency, or responding to a subpoena or other court order.

Advice to Consult with an Attorney.  I understand and acknowledge that I am hereby being advised by Deluxe to consult with an attorney prior to signing this Release and I have done so.  My decision whether to sign this Release is my own voluntary decision made with full knowledge that Deluxe has advised me to consult with an attorney.

Period to Consider the Release.  I understand that I have 21 days from and after the Anticipated Retirement Date (as defined in the Agreement), to consider whether I wish to sign this Release.  If I sign this Release before the end of the 21-day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Release.  I also agree that any changes made to this Release before I sign it, whether material or immaterial, will not restart the 21-day period.

My Right to Rescind this Release.  I understand that I may rescind this Release at any time within fifteen (15) days after I sign it, not counting the day upon which I sign it.  This Release will not become effective or enforceable unless and until the 15-day rescission period has expired without my rescinding it.  I understand that if I rescind this Release, Deluxe will have no obligation to pay me the retirement benefits or provide the other consideration described in the Agreement, and I will be required to immediately return any retirement benefit amounts already provided to me by Deluxe.

Procedure for Accepting or Rescinding the Release.  To accept the terms of this Release, I must deliver the Release, after I have signed and dated it, to Deluxe by hand or by mail within the 21-day period that I have to consider this Release.  To rescind my acceptance, I must deliver a written, signed statement that I rescind my acceptance to Deluxe by hand or by mail within the 15-day rescission period.  All deliveries must be made to Deluxe at the following address:

Chair, Board of Directors
Deluxe Corporation
3680 Victoria Street North
Shoreview, MN 55126

If I choose to deliver my acceptance or the rescission of my acceptance by mail, it must be (1) postmarked within the period stated above; and (2) properly addressed to Deluxe at the address stated above.

Interpretation of the Release.  This Release should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company.  If this Release is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Release will remain in full force and effect with respect to all the rest of My Claims.

My Representations.  I am legally able and entitled to receive the consideration being provided to me in settlement of My Claims.  I have not been involved in any personal bankruptcy or other insolvency proceedings at any time since I began my employment with Deluxe.  No child support orders, garnishment orders, or other orders requiring that money owed to me by Deluxe be paid to any other person are now in effect.

I represent and confirm that I have been fully paid for all wages, overtime, commissions, bonuses, and other compensation that I earned during my employment with the Company or that were due to me in connection with the termination of that employment.

I have read this Release carefully.  I understand all of its terms.  In signing this Release, I have not relied on any statements or explanations made by Deluxe except as specifically set forth in the Agreement.  I am voluntarily releasing My Claims against the Company.  I intend this Release and the Agreement to be legally binding.

Dated:  ______________, 2019

Lee J. Schram

EXHIBIT C

EQUITY AWARDS

Stock Options:

Date of Grant	Exercise Price Per Share	Number of Shares Exercisable as of Anticipated Retirement Date
2/17/12	$25.45	53,000
2/20/13	$38.80	95,800
2/20/14	$50.32	64,435
2/12/15	$67.08	64,162
2/17/16	$54.30	127,239
2/23/17	$75.61	51,800
2/21/18	$73.21	27,160

Restricted Stock:

Date of Grant	Number of Shares Vested as of Anticipated Retirement Date
2/17/16	21,464
2/23/17	5,290
2/21/18	5,805

Performance Share Awards:

Type of Award	Date of Grant	Number of Shares Subject to Award
PSA – MOS (Revenue)	2/17/16	10,765 (Target No. of Shares)
PSA - TSR	2/17/16	10,765 (Target No. of Shares)
PSA – MOS (Revenue	2/23/17	11,903 (Target No. of Shares)
PSA – TSR	2/23/17	11,903 (Target No. of Shares)
PSA – MOS (Organic Growth)	2/21/18	13,062 (Target No. of Shares)
PSA – TSR	2/21/18	13,061 (Target No. of Shares)

See also the Deferred Cash Bonus RSU Award discussed in Section 7(a)(iii).
C-1